Exhibit 99.1

Antero Midstream Announces First Quarter 2021 Financial and Operational Results

Denver, Colorado, April 28, 2021—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its first quarter 2021 financial and operational results. The relevant consolidated financial statements are included in Antero Midstream’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

First Quarter 2021 Earnings Highlights:

•	Net income was $83 million, or $0.17 per share, compared to an $0.81 per share net loss in the prior year quarter
•	Adjusted Net Income was $101 million, or $0.21 per share, compared to $0.23 per share in the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $219 million, a 1% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $30 million, a 64% decrease compared to the prior year quarter
•	Net cash provided by operating activities was $166 million, a 13% increase compared to the prior year quarter
•	Free Cash Flow before dividends was $146 million, a 51% increase compared to the prior year quarter (non-GAAP measure)
•	Free Cash Flow after dividends was $39 million, compared to a $50 million deficit in the prior year quarter (non-GAAP measure)
•	Net Debt at quarter end was $3.1 billion and Net Debt to last twelve months Adjusted EBITDA was 3.7x, both consistent with December 31, 2020 (non-GAAP measure)

Paul Rady, Chairman and CEO said, “Antero Midstream delivered another strong operational quarter focused on cost reductions and capital discipline. This allowed us to generate $146 million of Free Cash Flow before dividends and for the second time in company history, generate Free Cash Flow after dividends. We believe this capital discipline and the ability to internally finance both our capital budget and return of capital to shareholders will serve Antero Midstream well going forward.”

Mr. Rady further added, “Antero Midstream’s primary customer, Antero Resources, made significant strides in improving its financial strength, generating over $400 million of Free Cash Flow during the first quarter. As a result of Antero Resources’ Free Cash Flow profile, Antero Resources’ leverage has significantly improved to 2.0x as of March 31, 2021. This improvement in financial strength at Antero Resources directly benefits Antero Midstream.”

For a discussion of the non-GAAP financial measures including Adjusted Net Income, Adjusted EBITDA, Free Cash Flow and Net Debt please see “Non-GAAP Financial Measures.”

First Quarter 2021 Financial Results

Low pressure gathering volumes for the first quarter of 2021 averaged 2,853 MMcf/d, a 5% increase as compared to the prior year quarter. Compression volumes for the first quarter of 2021 averaged 2,706 MMcf/d, an 8% increase as compared to the first quarter of 2020. High pressure gathering volumes for the first quarter of 2021 averaged 2,812 MMcf/d, a 4% increase compared to the first quarter of 2020. Fresh water delivery volumes averaged 104 MBbl/d during the quarter, a 43% decrease compared to the first quarter of 2020, due to a decrease in completion activities by Antero Resources.

Gross processing volumes from the Company’s processing and fractionation joint venture with MPLX (“Joint Venture”) averaged 1,428 MMcf/d for the first quarter of 2021, an 8% increase compared to the prior year quarter. Joint Venture processing capacity was over 100% utilized during the quarter based on nameplate processing capacity of 1.4 Bcf/d. Gross Joint Venture fractionation volumes averaged 38 MBbl/d, a 15% increase compared to the prior year quarter. Joint Venture fractionation capacity was 95% utilized during the quarter relative to fractionation capacity of 40 MBbl/d.

	Three Months Ended March 31,		%
Average Daily Volumes:	2020	2021	Change
Low Pressure Gathering (MMcf/d)	2,717	2,853	5%
Compression (MMcf/d)	2,516	2,706	8%
High Pressure Gathering (MMcf/d)	2,697	2,812	4%
Fresh Water Delivery (MBbl/d)	183	104	(43)%
Gross Joint Venture Processing (MMcf/d)	1,324	1,428	8%
Gross Joint Venture Fractionation (MBbl/d)	33	38	15%

For the three months ended March 31, 2021, revenues were $224 million, comprised of $185 million from the Gathering and Processing segment and $57 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues included $19 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $17 million and $22 million, respectively, for a total of $39 million, compared to $49 million in total direct operating expenses in the prior year quarter. Water Handling operating expenses included $18 million from wastewater handling and high rate water transfer services. The decrease in direct operating expenses was driven primarily by lower costs associated with flowback and produced water due to Antero Midstream’s blending operations. General and administrative expenses excluding equity-based compensation were $14 million during the first quarter of 2021. Total operating expenses during the first quarter of 2021 included $4 million of equity compensation expense, a $1 million impairment, a $4 million loss on asset sale and $27 million of depreciation.

Net income was $83 million, or $0.17 per share. Net income adjusted for amortization of customer relationships, impairment expense and loss on asset sale, or Adjusted Net Income, was $101 million. Adjusted Net Income per share was $0.21 per share, a 9% decrease compared to the prior year quarter.

The following table reconciles Net Income (Loss) to Adjusted Net Income:

	Three Months Ended March 31,
	2020	2021
Net Income (Loss)	$(392,933)	83,441
Amortization of customer relationships	17,605	17,668
Impairment expense	664,544	1,379
Loss on asset sale	—	3,763
Tax effect of reconciling items(1)	(179,963)	(5,680)
Adjusted Net Income	$109,253	100,571

(1)	Statutory tax rate was approximately 24.7% for 2020 and 24.9% for 2021. Includes effective tax rate impact from net operating loss carryforward under CARES Act.

Adjusted EBITDA was $219 million, a 1% increase compared to the prior year quarter. Interest expense was $43 million, a 14% increase compared to the prior year quarter, driven by the issuance of the senior notes due 2026 that displaced lower cost borrowings on Antero Midstream’s credit facility. Capital expenditures were $30 million, a 64% decrease compared to the prior year quarter. Free Cash Flow before dividends was $146 million, a 51% increase compared to the prior year quarter and Free Cash Flow after dividends was $39 million compared to a deficit of $50 million in the prior year quarter.

The following table reconciles Net Income (Loss) to Adjusted EBITDA and Free Cash Flow before and after dividends:

	Three Months Ended March 31,
	2020	2021
Net Income (Loss)	$(392,933)	83,441
Interest expense, net	37,631	42,866
Provision for income tax expense (benefit)	(144,785)	28,024
Amortization of customer relationships	17,605	17,668
Depreciation expense	27,343	26,850
Impairment expense	664,544	1,379
Accretion of asset retirement obligation	42	119
Equity-based compensation	3,338	4,012
Equity in earnings of unconsolidated affiliates	(19,077)	(20,744)
Distributions from unconsolidated affiliates	23,628	31,910
Loss on asset sale	—	3,763
Adjusted EBITDA	$217,336	219,288
Interest expense	(37,631)	(42,866)
Total capital expenditures (accrual-based)	(82,939)	(29,926)
Free Cash Flow before dividends	$96,766	146,496
Dividends declared (accrual-based)	(146,522)	(107,406)
Free Cash Flow after dividends	$(49,756)	39,090

The following table reconciles net cash provided by operating activities to Free Cash Flow before dividends:

	Three Months Ended March 31,
	2020	2021
Net cash provided by operating activities	$146,986	165,701
Amortization of deferred financing costs	(1,090)	(1,388)
Settlement of asset retirement obligations	—	408
Payment of contingent consideration in excess of acquisition fair value	8,076	—
Income tax expense (benefit)	(144,785)	28,024
Deferred income taxes	88,328	(28,024)
Changes in working capital	82,190	11,701
Total capital expenditures (accrual-based)	(82,939)	(29,926)
Free Cash Flow before dividends	$96,766	146,496
Dividends declared (accrual-based)	(146,522)	(107,406)
Free Cash Flow after dividends	$(49,756)	39,090

First Quarter 2021 Operating Update

Gathering and Processing — During the first quarter of 2021, Antero Midstream connected 14 wells to its gathering system. The Company’s 3.2 Bcf/d of compression capacity was approximately 85% utilized during the quarter. Joint Venture processing capacity of 1.4 Bcf/d was approximately 100% utilized during the quarter and Joint Venture fractionation capacity was 95% utilized during the quarter.

Water Handling— Antero Midstream’s Marcellus water delivery systems serviced 24 well completions during the first quarter of 2021, a 44% decrease from the prior year quarter, driven by a reduction in completion activity by Antero Resources as it transitioned to a maintenance capital development program.

Balance Sheet and Liquidity

As of March 31, 2021, Antero Midstream had approximately $625 million drawn on its $2.13 billion bank credit facility, resulting in approximately $1.5 billion of liquidity. Antero Midstream’s Net Debt to trailing twelve months Adjusted EBITDA (“Leverage”) was 3.7x as of March 31, 2021.

Capital Investments

Total accrued capital expenditures including investments in the Joint Venture were $30 million during the first quarter of 2021. Gathering, compression, and water infrastructure capital investments totaled $29 million and investments in unconsolidated affiliates for the Joint Venture were $1 million. Of the $29 million invested in gathering, compression, and water infrastructure, $18 million was in gathering and compression assets and $11 million was in water handling assets.

Michael Kennedy, CFO of Antero Midstream, said, “The first quarter of 2021 marked the low point in forecasted capital expenditures for 2021 as we begin construction on the infrastructure supporting the drilling partnership that is expected to generate future throughput growth on Antero Midstream dedicated acreage. As a result, we expect to invest approximately two-thirds of our $240 million to $260 million capital budget in the second and third quarter of 2021 combined, which results in an increase in quarterly capital expenditures compared to the first quarter of 2021. Importantly, during this period of increased capital expenditures we expect our leverage and net debt to remain stable at 3.7x and $3.1 billion, respectively.”

Conference Call

A conference call for Antero Midstream is scheduled on Thursday, April 29, 2021 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results for the quarter. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream”. A telephone replay of the call will be available until Thursday, May 6, 2021 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13718719. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, May 6, 2021 at 10:00 am MT.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as net income (loss) plus amortization of customer contracts, impairment expense, and loss on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as net income (loss) plus interest expense, provision for income tax expense (benefit), amortization of customer relationships, depreciation expense, impairment expense, accretion, equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus cash distributions from unconsolidated affiliates and loss on asset sale.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;
•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and
•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less interest expense and accrued capital expenditures. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to Adjusted EBITDA and Adjusted Net Income is Net Income. The GAAP measure most directly comparable to Free Cash Flow before and after dividends is cash flows provided by (used in) operating activities. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by (used in) operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

Antero Midstream defines Net Debt as consolidated total debt less cash and cash equivalents. Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage.

This release also includes certain non-GAAP financial information for Antero Resources. For a more information regarding those measures, please see Antero Resources’ press release dated today, a copy of which can be found on Antero Resources website, www.anteroresources.com. For additional information on the drilling partnership please see Antero Resources’ press release and Annual Report on Form 10-K, which can also be found at www.anteroresources.com.

The Company’s ability to pay future dividends is substantially dependent upon the development and drilling plan of Antero Resources, which itself is substantially dependent upon the review and approval by the Board of Directors of Antero Resources of its capital budget on an annual basis.  The Board of Directors of Antero Midstream will take into consideration many factors, including the capital budget of Antero Resources adopted by its Board of Directors and the capital resources and liquidity of Antero Midstream at the time, prior to approving future dividends.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended March 31
	2020	2021
Capital expenditures (as reported on a cash basis)	$79,673	29,146
Change in accrued capital costs	3,266	780
Capital expenditures (accrual basis)	$82,939	29,926

The following table reconciles consolidated total debt to consolidated net debt, excluding debt premiums and issuance costs, (“Net Debt”) as used in this release (in thousands):

	December 31, 2020	March 31, 2021
Bank credit facility	$613,500	624,500
5.375% senior notes due 2024	650,000	650,000
7.875% senior notes due 2026	550,000	550,000
5.75% senior notes due 2027	650,000	650,000
5.75% senior notes due 2028	650,000	650,000
Consolidated total debt	3,113,500	3,124,500
Cash and cash equivalents	(640)	(261)
Consolidated net debt	$3,112,860	3,124,239

The following table reconciles net loss to Adjusted EBITDA for the last twelve months as used in this release (in thousands):

	12 months ended December 31, 2020	12 months ended March 31, 2021
Net Income (Loss)	$(122,527)	353,847
Amortization of customer relationships	70,672	70,735
Impairment expense	673,640	10,475
Interest expense	147,007	152,242
Income tax expense (benefit)	(55,688)	117,121
Depreciation expense	108,790	108,297
Accretion of asset retirement obligation	180	257
Equity-based compensation	12,778	13,452
Loss on asset sale	2,929	6,692
Equity in earnings of unconsolidated affiliates	(86,430)	(88,097)
Distributions from unconsolidated affiliates	98,858	107,140
Adjusted EBITDA	$850,209	852,161

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding Antero Midstream’s ability to execute its business plan and return capital to its stockholders, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner and the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, including the COVID-19 pandemic, and the other risks described under the heading "Item 1A. Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2020.

For more information, contact Michael Kennedy – CFO of Antero Midstream, at (303) 357-6782 or mkennedy@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Balance Sheets

(In thousands)

		(Unaudited)
	December 31,	March 31,
	2020	2021
Assets
Current assets:
Cash and cash equivalents	$640	261
Accounts receivable–Antero Resources	73,722	88,773
Accounts receivable–third party	839	227
Income tax receivable	17,251	940
Other current assets	1,479	966
Total current assets	93,931	91,167

Property and equipment, net	3,254,044	3,249,726
Investments in unconsolidated affiliates	722,478	712,069
Deferred tax asset	103,402	75,378
Customer relationships	1,427,447	1,409,779
Other assets, net	9,610	8,641
Total assets	$5,610,912	5,546,760

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$3,862	2,927
Accounts payable–third party	9,495	14,898
Accrued liabilities	74,947	56,598
Other current liabilities	5,701	5,327
Total current liabilities	94,005	79,750
Long-term liabilities:
Long-term debt	3,091,626	3,103,428
Other	6,995	6,716
Total liabilities	3,192,626	3,189,894

Stockholders' Equity:
Preferred stock, $0.01 par value: 100,000 authorized as of both December 31, 2020 and March 31, 2021
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of both December 31, 2020 and March 31, 2021	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 476,639 and 476,907 issued and outstanding as of December 31, 2020 and March 31, 2021, respectively	4,766	4,769
Additional paid-in capital	2,877,612	2,732,748
Accumulated deficit	(464,092)	(380,651)
Total stockholders' equity	2,418,286	2,356,866
Total liabilities and stockholders' equity	$5,610,912	5,546,760

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2020	2021
Revenue:
Gathering and compression–Antero Resources	$163,129	185,161
Water handling–Antero Resources	98,184	56,603
Water handling–third party	—	25
Amortization of customer relationships	(17,605)	(17,668)
Total revenue	243,708	224,121
Operating expenses:
Direct operating	48,728	39,314
General and administrative (including $3,338 and $4,012 of equity-based compensation in 2020 and 2021, respectively)	13,537	17,930
Facility idling	8,678	1,179
Impairment of goodwill	575,461	—
Impairment of property and equipment	89,083	1,379
Depreciation	27,343	26,850
Accretion of asset retirement obligations	42	119
Loss on asset sale	—	3,763
Total operating expenses	762,872	90,534
Operating income (loss)	(519,164)	133,587
Interest expense, net	(37,631)	(42,866)
Equity in earnings of unconsolidated affiliates	19,077	20,744
Income (loss) before income taxes	(537,718)	111,465
Provision for income tax benefit (expense)	144,785	(28,024)
Net income (loss) and comprehensive income (loss)	$(392,933)	83,441

Net income (loss) per share–basic	$(0.81)	0.17
Net income (loss) per share–diluted	(0.81)	0.17

Weighted average common shares outstanding:
Basic	483,103	476,850
Diluted	483,103	479,272

ANTERO MIDSTREAM CORPORATION

Selected Operating Data

(Unaudited)

	Three Months Ended		Amount of
	March 31,		Increase	Percentage
	2020	2021	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	247,223	256,802	9,579	4%
Gathering—high pressure (MMcf)	245,446	253,091	7,645	3%
Compression (MMcf)	228,967	243,562	14,595	6%
Fresh water delivery (MBbl)	16,620	9,400	(7,220)	(43)%
Other fluid handling (MBbl)	5,600	3,951	(1,649)	(29)%
Wells serviced by fresh water delivery	43	24	(19)	(44)%
Gathering—low pressure (MMcf/d)	2,717	2,853	136	5%
Gathering—high pressure (MMcf/d)	2,697	2,812	115	4%
Compression (MMcf/d)	2,516	2,706	190	8%
Fresh water delivery (MBbl/d)	183	104	(79)	(43)%
Other fluid handling (MBbl/d)	61	44	(17)	(28)%
Average realized fees:
Average gathering—low pressure fee ($/Mcf)	$0.33	0.34	0.01	3%
Average gathering—high pressure fee ($/Mcf)	$0.20	0.20	—	*
Average compression fee ($/Mcf)	$0.20	0.20	—	*
Average fresh water delivery fee ($/Bbl)	$3.96	3.97	0.01	—%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	120,514	128,538	8,024	7%
Fractionation—Joint Venture (MBbl)	2,984	3,431	447	15%
Processing—Joint Venture (MMcf/d)	1,324	1,428	104	8%
Fractionation—Joint Venture (MBbl/d)	33	38	5	15%

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations

(Unaudited)

	Three Months Ended March 31, 2021
	Gathering and	Water		Consolidated
(in thousands)	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$185,161	56,603	—	241,764
Revenue–third-party	—	25	—	25
Gathering—low pressure rebate	—	—	—	—
Amortization of customer relationships	(9,271)	(8,397)	—	(17,668)
Total revenues	175,890	48,231	—	224,121

Operating expenses:
Direct operating	17,236	22,078	—	39,314
General and administrative (excluding equity-based compensation)	5,924	6,620	1,374	13,918
Equity-based compensation	2,725	1,060	227	4,012
Facility idling	—	1,179	—	1,179
Impairment of property and equipment	1,218	161	—	1,379
Depreciation	14,713	12,137	—	26,850
Accretion of asset retirement obligations	—	119	—	119
Loss on asset sale	3,763	—	—	3,763
Total operating expenses	45,579	43,354	1,601	90,534
Operating income (loss)	130,311	4,877	(1,601)	133,587
Other income (expenses):
Interest expense, net	—	—	(42,866)	(42,866)
Equity in earnings of unconsolidated affiliates	20,744	—	—	20,744
Income (loss) before taxes	151,055	4,877	(44,467)	111,465
Provision for income tax expense	—	—	(28,024)	(28,024)
Net income and comprehensive income	$151,055	4,877	(72,491)	83,441

Adjusted EBITDA				$219,288

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2020	2021
Cash flows provided by (used in) operating activities:
Net income (loss)	$(392,933)	83,441
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	27,343	26,850
Payment of contingent consideration in excess of acquisition date fair value	(8,076)	—
Accretion of asset retirement obligations	42	119
Impairment	664,544	1,379
Deferred income tax expense (benefit)	(88,328)	28,024
Equity-based compensation	3,338	4,012
Equity in earnings of unconsolidated affiliates	(19,077)	(20,744)
Distributions from unconsolidated affiliates	23,628	31,910
Amortization of customer relationships	17,605	17,668
Amortization of deferred financing costs	1,090	1,388
Settlement of asset retirement obligations	—	(408)
Loss on asset sale	—	3,763
Changes in assets and liabilities:
Accounts receivable–Antero Resources	10,460	(15,051)
Accounts receivable–third party	998	808
Income tax receivable	(56,457)	16,311
Other current assets	517	593
Accounts payable–Antero Resources	(1,470)	(935)
Accounts payable–third party	6,614	4,786
Accrued liabilities	(42,852)	(18,213)
Net cash provided by operating activities	146,986	165,701
Cash flows provided by (used in) investing activities:
Additions to gathering systems and facilities	(54,659)	(15,059)
Additions to water handling systems	(13,324)	(13,330)
Investments in unconsolidated affiliates	(11,690)	(757)
Cash received in asset sale	—	1,493
Change in other assets	2,296	—
Net cash used in investing activities	(77,377)	(27,653)
Cash flows provided by (used in) financing activities:
Dividends to stockholders	(148,876)	(147,194)
Dividends to preferred stockholders	(138)	(138)
Repurchases of common stock	(15,824)	—
Payments of deferred financing costs	—	(543)
Borrowings on bank credit facilities, net	211,000	11,000
Payment of contingent acquisition consideration	(116,924)	—
Employee tax withholding for settlement of equity compensation awards	(26)	(1,541)
Other	(56)	(11)
Net cash used in financing activities	(70,844)	(138,427)
Net decrease in cash and cash equivalents	(1,235)	(379)
Cash and cash equivalents, beginning of period	1,235	640
Cash and cash equivalents, end of period	$—	261
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$67,609	58,739
Cash received during the period for income taxes	$—	16,913
Increase in accrued capital expenditures and accounts payable for property and equipment	$3,266	780